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                                                                EXHIBIT 11.0

                 KIRBY CORPORATION AND CONSOLIDATED SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE


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

                                                   Three months ended           Nine months ended
                                                      September 30,                September 30,
                                                  ---------------------        --------------------
                                                    1997          1996          1997          1996
                                                  -------        ------        ------        ------
                                                ($ and shares in thousands, except per share amount)

Net earnings                                      $ 5,949         7,106        18,793        20,572
                                                  =======        ======        ======        ======
Shares:
  Weighted average number of common
       shares outstanding                          24,313        24,941        24,405        25,827

  Common equivalent shares for dilutive
       effect of assumed exercise of stock
       options                                        336           301           304           315

                                                  -------        ------        ------        ------
                                                   24,649        25,242        24,709        26,142
                                                  =======        ======        ======        ======

Net earnings per share of common stock            $   .24           .28           .76           .79
                                                  =======        ======        ======        ======
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